Exhibit 16.1

J. CRANE CPA, PC
47 THIRD STREET, SUITE 301
CAMBRIDGE, MA 02141

April 23, 2009

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ref:	Darwin Resources, Inc.
File Ref. No. 000-21369

We have read the statements that we understand Darwin Resources, Inc. will include under Item 4.01 of the Form 8-K/A report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/S/ J. Crane CPA, P.C.
Certified Public Accountants

Cambridge, Massachusetts